EXHIBIT 10

CENTRAL PACIFIC BANK

SUPPLEMENTAL RETIREMENT AGREEMENT

THIS AGREEMENT is adopted this 28th day of February, 2002, by and between CENTRAL PACIFIC BANK, a state-chartered commercial bank located in Honolulu, Hawaii (the “Company”), and NAOAKI SHIBUYA (the “Executive”).

INTRODUCTION

To provide supplemental retirement benefits to the Executive for his years of service to the Company, the Company is willing to provide the benefits contained in this Agreement to the Executive.  The Company will pay the benefits from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1           “Code” means the Internal Revenue Code of 1986, as amended.

1.2           “Normal Retirement Date” means the February 28, 2002.

1.3           “Plan Year” means a twelve-month period commencing on March 1 and ending on February 28 of each year.  The initial Plan Year shall commence on March 1, 2002.

1.4           “Termination for Cause” See Article 5.

1.5           “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

Article 2

Lifetime Benefits

2.1           Normal Retirement Benefit.  Upon Termination of Employment on or after the Normal Retirement Date for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1         Amount of Benefit.  The annual benefit under this Section 2.1 is $59,656.56.  The Company’s Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1.

2.1.2        Payment of Benefit.  The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date, paying the annual benefit to the Executive for his remaining lifetime, or to his beneficiary for her remaining lifetime or February 2020, whichever comes first.

Article 3

Death Benefits

3.1           Death During Active Service.  If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.  This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1        Amount of Benefit.  The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

3.1.2        Payment of Benefit.  The Company shall pay the annual benefit to the Executive’s Beneficiary in 12 equal monthly installments commencing with the month following the Executive’s death, paying the annual benefit to the Executive’s beneficiary for her remaining lifetime or until February 2020, whichever comes first.

3.2           Death During Payment of a Lifetime Benefit.  If the Executive dies after any Lifetime Benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the benefits to the Executive’s Beneficiary at the same time and in the same amounts that would have been paid to the Executive for the Beneficiary’s remaining lifetime or up to February 2020, whichever comes first.  If the Beneficiary does survive the Executive, then the Beneficiary, has the right to petition the Company for an alternative form of payment.  However, the Company has complete and total authority regarding the decision to grant an alternative form of payment.  However, if the Beneficiary does not survive the death of the Executive, then all remaining benefit payments will cease.

Article 4

Beneficiary

4.1           Beneficiary.  The beneficiary of the Executive shall be Ms. TSUNEKO SHIBUYA.

Article 5

General Limitations

5.1           Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company either (i) terminates the Executive’s employment prior to the Normal Retirement Date for, or (ii) while paying Lifetime Benefits determines that the Executive committed one of the following acts while in the employ of the Company prior to the Normal Retirement date:

(a)           Gross negligence or gross neglect of duties;

(b)           Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c)           Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

Article 6

Claims and Review Procedures

6.1           Claims Procedure.  An Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1        Initiation – Written Claim.  The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2        Timing of Company Response.  The Company shall respond to such claimant within 90 days after receiving the claim.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3        Notice of Decision.  If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Agreement on which the denial is based;

(c)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)           An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2           Review Procedure.  If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1        Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2        Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3        Considerations on Review.  In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4        Timing of Company Response.  The Company shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5        Notice of Decision.  The Company shall notify the claimant in writing of its decision on review.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Agreement on which the denial is based;

(c)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

Article 8

Miscellaneous

8.1           Binding Effect.  This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2           No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3           Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4           Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5           Tax Withholding.  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6           Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of Hawaii, except to the extent preempted by the laws of the United States of America.

8.7           Unfunded Arrangement.  The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Company to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8           Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9           Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)           Establishing and revising the method of accounting for the Agreement;

(b)           Maintaining a record of benefit payments;

(c)           Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

(d)           Interpreting the provisions of the Agreement.

8.10         Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement.  It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:		COMPANY:

Central Pacific Bank

/s/ Naoaki Shibuya	By	/s/ Neal K. Kanda
NAOAKI SHIBUYA		Neal K. Kanda

Title: Executive Vice President